Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

Telephone: (215) 564-8000

July 28, 2021

Board of Trustees

Delaware Ivy Funds

100 Independence
610 Market Street

Philadelphia, PA 19106

Re:	Post-Effective Amendment No. 180 to Registration Statement on Form N-1A

File Nos. 033-45961; 811-06569

Ladies and Gentlemen:

We have acted as counsel to Delaware Ivy Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 180 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to update financial and certain other information contained in the Prospectuses and the Statements of additional information for the series of the Trust described on Exhibit A (each a “Fund” and collectively, the “Funds”).

We have reviewed the Trust’s Amended Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees (“Resolutions”) in connection with the preparation and filing of the Amendment, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Amended Declaration of Trust and the By-laws relating to the issuance of the shares of the Funds (the “Shares”) will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares of each Fund.
d)	The Shares of each Fund will be issued in accordance with the Amended Declaration of Trust, the By-laws and the Resolutions.
e)	The registration of an indefinite number of shares of each Fund, as previously authorized, will remain effective.

Board of Trustees
Delaware Ivy Funds
July 28, 2021

f)	The shares of each Fund will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of that Fund and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such shares.

Both the Delaware Statutory Trust Act, as amended, and the Amended Declaration of Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Amended Declaration of Trust also provides for indemnification out of assets belonging to a Fund (or allocable to the applicable Class, as defined in the Amended Declaration of Trust) for all loss and expense of any shareholder held personally liable for the obligations of such Fund or class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund or the applicable class of the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares of each Fund covered by the Amendment have been duly authorized and, when sold, issued and paid for as described in the then current Prospectus and Statement of Additional Information for the Fund, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware. We express no opinion concerning the initial Registration Statement or any post-effective amendment(s) to the Registration Statement filed prior to the Amendment.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Investment Manager and Other Service Providers – Legal Counsel” in the Statements of Additional Information for each Fund, which is included in the Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/Stradley Ronon Stevens & Young, LLP

Board of Trustees
Delaware Ivy Funds
July 28, 2021

EXHIBIT A

Delaware Ivy Asset Strategy Fund

Delaware Ivy Balanced Fund

Delaware Ivy Core Equity Fund

Delaware Ivy Emerging Markets Equity Fund

Delaware Ivy Energy Fund

Delaware Ivy Global Equity Income Fund

Delaware Ivy Global Growth Fund

Delaware Ivy International Core Equity Fund

Delaware Ivy Large Cap Growth Fund

Delaware Ivy Mid Cap Growth Fund

Delaware Ivy Mid Cap Income Opportunities Fund

Delaware Ivy Science and Technology Fund

Delaware Ivy Small Cap Core Fund

Delaware Ivy Small Cap Growth Fund

Delaware Ivy Value Fund

Delaware Ivy Global Bond Fund

Delaware Ivy Government Money Market Fund

Delaware Ivy High Income Fund

Delaware Ivy LaSalle Global Real Estate Fund

Delaware Ivy Limited-Term Bond Fund

Delaware Ivy Managed International Opportunities Fund

Delaware Ivy Municipal Bond Fund

Delaware Ivy Municipal High Income Fund

Delaware Ivy Natural Resources Fund

Delaware Ivy Pzena International Value Fund

Delaware Ivy Securian Core Bond Fund

Delaware Ivy Securian Real Estate Securities Fund